UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)      July 21, 2006
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)
(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 21, 2006, the United States (“U.S.”) Bankruptcy Court for the Southern District of New York entered a final order (the “Supplemental AIP Order”) granting the motion of Delphi Corporation (“Delphi”) and certain of its U.S. subsidiaries, which together with Delphi filed voluntary petitions for reorganization relief under chapter 11 of the U.S. Bankruptcy Code (each a “Debtor”), to continue the annual incentive plan (“AIP”) for the six-month period running from July 1, 2006 through December 31, 2006 (the “Performance Period”) under substantially the same terms and conditions outlined in the order authorizing the Debtors to implement an AIP for the first half of the year as disclosed in Form 8-K filed on February 23, 2006, with new corporate and divisional targets based on the Debtors’ forecasted financial results for the Performance Period. In addition, the Supplemental AIP Order provides for certain adjustments to be reasonably determined by the Unsecured Creditors’ Committee to Delphi’s corporate target based upon actual transformation costs in determining whether Delphi has achieved its corporate target for the Performance Period. The AIP authorized by the Supplemental AIP Order would pay approximately $20.3 million for the achievement of target levels of performance. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Supplemental AIP Order, a copy of which is attached hereto as Exhibit 99 (a).
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
Exhibits. The following exhibit is being filed as part of this report.

Exhibit
Number	Description
99 (a)	Final Order entered by the United States Bankruptcy Court for the Southern District of New York on July 21, 2006
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION (Registrant)
Date: July 27, 2006
	By:	/s/ JOHN D. SHEEHAN
(John D. Sheehan,
Vice President and Chief Restructuring Officer, Chief Accounting Officer and Controller)

Exhibit Index

Exhibit
Number	Description
99 (a)	Final Order entered by the United States Bankruptcy Court for the Southern District of New York on July 21, 2006